EXHIBIT 99.2

Steel Partners Holdings Reports Third Quarter Financial Results

Third Quarter 2024 Results

•Revenue was $520.4 million, an increase of 5.7% as compared to the same period in the prior year
•Net income was $36.9 million, an increase of 32.2% as compared to the same period in the prior year
•Net income attributable to common unitholders was $36.4 million, or $1.65 per diluted common unit
•Adjusted EBITDA* totaled $76.0 million; Adjusted EBITDA margin* was 14.6%
•Net cash provided by operating activities was $101.8 million
•Adjusted free cash flow* totaled $34.3 million
•Total debt at quarter-end was $120.2 million; net cash*, which includes, among other items, pension and preferred unit liabilities, and long-term investments was $5.9 million

YTD 2024 Results

•Revenue was $1.5 billion, an increase of 6.4% as compared to the same period in the prior year
•Net income was $196.6 million, an increase of 76.6% as compared to the same period in the prior year
•Net income attributable to common unitholders was $187.0 million, or $8.02 per diluted common unit
•Adjusted EBITDA* totaled $218.3 million; Adjusted EBITDA margin* was 14.3%
•Net cash provided by operating activities was $368.2 million
•Adjusted free cash flow* totaled $96.8 million

NEW YORK, N.Y., November 8, 2024 - Steel Partners Holdings L.P. (NYSE: SPLP) (the “Company”), a diversified global holding company, today announced operating results for the third quarter ended September 30, 2024. The financial results of Steel Connect, Inc. ("Steel Connect" or "STCN") have been included in the Company's consolidated financial statements since May 1, 2023.

(Unaudited)
Q3 2024	Q3 2023	($ in thousands)	YTD 2024	YTD 2023
$520,423	$492,254	Revenue	$1,529,928	$1,438,550
36,873	27,887	Net income	196,620	111,305
36,416	25,572	Net income attributable to common unitholders	186,985	109,568
75,953	44,464	Adjusted EBITDA*	218,320	181,201
14.6%	9.0%	Adjusted EBITDA margin*	14.3%	12.6%
37,349	13,116	Purchases of property, plant and equipment	55,712	36,667
34,338	85,536	Adjusted free cash flow*	96,796	148,393
*Non-GAAP financial measure. See reconciliations to the nearest GAAP measure included in the financial tables. See "Note Regarding Use of Non-GAAP Financial Measurements" below for the definition of these non-GAAP measures.

"We are proud to announce continued record revenue this quarter, driven by robust performance across multiple segments,” said Executive Chairman Warren Lichtenstein. “Our Financial Services segment delivered increased profits, while our Diversified Industrial segment saw significant growth in net sales. These achievements underscore the strength of our strategic initiatives and our commitment to delivering value for our shareholders as we continue to build momentum across the business."

Results of Operations

Comparison of the Three and Nine Months Ended September 30, 2024 and 2023 (unaudited)

(Dollar amounts in table and commentary in thousands, unless otherwise indicated)	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Revenue	$520,423	$492,254	$1,529,928	$1,438,550
Cost of goods sold	295,577	283,285	872,929	833,977
Selling, general and administrative expenses	137,310	124,934	412,301	376,252
Asset impairment charge	530	—	530	329
Interest expense	1,993	4,115	5,074	15,934
Realized and unrealized losses (gains) on securities, net	2,060	(8,665)	(2,994)	(6,151)
All other expense, net*	29,856	58,539	77,367	96,667
Total costs and expenses	467,326	462,208	1,365,207	1,317,008
Income from operations before income taxes and equity method investments	53,097	30,046	164,721	121,542
Income tax provision (benefit)	16,224	(981)	(31,906)	(1,707)
Loss of associated companies, net of taxes	—	3,140	7	11,944
Net income	$36,873	$27,887	$196,620	$111,305
* Includes Finance interest expense, Provision for credit losses, and Other expense (income), net from the Consolidated Statements of Operations

Revenue

Revenue for the three months ended September 30, 2024 increased $28,169, or 5.7%, as compared to the same period last year. This increase was due to $19,544 or 6.5%, higher net sales from the Diversified Industrial segment, $8,479, or 21.2% higher revenue from the Supply Chain segment, and $6,622, or 6.2% higher revenue from the Financial Services segment. These increases were partially offset by $6,476 or 13.9%, lower net revenue from the Energy segment.

Revenue for the nine months ended September 30, 2024 increased $91,378, or 6.4%, as compared to the same period last year, as a result of higher revenue of $34,005 or 11.2% from the Financial Services segment and higher net sales of $27,006, or 2.9% from the Diversified Industrial segments, as well as higher revenue of $66,405 or 94.6% from the Supply Chain segment, primarily driven by favorable impact of the consolidation, partially offset by lower net revenue of $36,038, or 24.8% from the Energy segment.

Cost of Goods Sold

Cost of goods sold for the three months ended September 30, 2024 increased $12,292, or 4.3%, as compared to the same period last year, resulting from higher net sales from the Diversified Industrial segment and higher revenue from the Supply Chain segment, partially offset by the impact of lower net revenue from the Energy segment.

Cost of goods sold for the nine months ended September 30, 2024 increased $38,952, or 4.7%, as compared to the same period last year, resulting from consolidation of the Supply Chain segment and higher net sales from the Diversified Industrial segment, partially offset by the impact of lower net revenue from the Energy segment.

Selling, General and Administrative Expenses

Selling, general and administrative expenses ("SG&A") for the three months ended September 30, 2024 increased $12,376, or 9.9%, as compared to the same period last year. The increase was primarily due to higher expenses from the Financial Services segment of $7,600 and Supply Chain segment of $4,900. The increase for the Financial Services segment was primarily due to higher credit performance fees due to higher credit risk transfer ("CRT") balances and higher personnel expenses related to incremental headcount. The increase for the Supply Chain segment was primarily due to an increase in merger and acquisition related expenses compared to the prior period.

SG&A for the nine months ended September 30, 2024 increased $36,049, or 9.6%, as compared to the same period last year. The increase was primarily driven by higher SG&A expenses from the Financial Services segment of $22,600 as discussed above and Supply Chain segment of $16,400, primarily due to the consolidation impact.

Interest Expense

Interest expense decreased $2,122, or 51.6% and $10,860 or 68.2% for the three and nine months ended September 30, 2024, respectively, as compared to the same period last year. The decrease for the three and nine month periods was primarily due to significantly lower average debt outstanding.

Realized and Unrealized Losses (Gains) on Securities, Net

The Company recorded losses of $2,060 and gains of $2,994 for the three and nine months ended September 30, 2024, as compared to gains of $8,665 and $6,151 for the three and nine months ended September 30, 2023, respectively. These gains and losses were due to unrealized gains and losses related to the mark-to-market adjustments on the Company's portfolio of securities.
All Other Expense, Net

All other expense, net totaled $29,856 for the three months ended September 30, 2024, as compared to $58,539 in the same period of 2023 and $77,367 for the nine months ended September 30, 2024, as compared to $96,667 in the same period of 2023. Lower all other expense, net for the three months ended September 30, 2024 was primarily due to $29,884 lower provisions for credit losses related to the Financial Services segment, as compared to the same period of 2023. Lower all other expense, net for the nine months ended September 30, 2024 was primarily due to $37,820 lower provisions for credit losses, partially offset by $15,203 higher finance interest expense related to the Financial Services segment, as compared to the same period of 2023.

Income Tax Provision (Benefit)

The Company recorded an income tax provision of $16,224 and an income tax benefit of $981 for the three months ended September 30, 2024 and 2023, respectively, and income tax benefits of $31,906 and $1,707 for the nine months ended September 30, 2024 and 2023, respectively. As a limited partnership, the Company is generally not directly subject to federal and state income taxes, and instead its profits and losses are passed directly to its limited partners for inclusion in their respective income tax returns. Provisions have been made for federal, state, local, and foreign income taxes on the results of operations generated by our consolidated subsidiaries that are taxable entities. The Company's effective tax rate was (19.4%) and (1.4%) for the nine months ended September 30, 2024 and 2023, respectively. The lower effective tax rate for the nine months ended September 30, 2024, is primarily due to a non-cash income tax benefit of $73,536 for the reduction in the valuation allowance against Steel Connect's deferred tax assets. Significant differences between the statutory rate and the effective tax rate include the effect of the release of valuation allowances with respect to deferred tax assets, partnership losses for which no tax benefit is recognized, tax expense related to unrealized gains and losses on investment, the effect of tax credits and incentives, and other permanent differences.

Loss of Associated Companies, Net of Taxes

The Company recorded a loss from associated companies, net of taxes, of $7 for the nine months ended September 30, 2024, as compared to losses from associated companies, net of taxes, of $3,140 and $11,944 for the three and nine months ended September 30, 2023, respectively.

Net Income

Net income for the three and nine months ended September 30, 2024 were $36,873 and $196,620, as compared to $27,887 and $111,305, for the same periods in 2023, respectively. The increase in net income for the three month period was primarily driven by higher operating income. The increase in net income for the nine month period was primarily due to higher income tax benefits and higher operating income. See above explanations for further details.

Purchases of Property, Plant and Equipment (Capital Expenditures)

Capital expenditures for the three and nine months ended September 30, 2024 totaled $37,349, or 7.2% of revenue and $55,712, or 3.6% of revenue, respectively, as compared to $13,116, or 2.7% of revenue and $36,667 or 2.5% of revenue in the same periods of 2023, respectively.

Common Units Repurchase Program

The Company repurchased, under the Repurchase Program, 13,813 and 991,157 common units for an aggregate purchase price of $547 and $41,680 during the three and nine months ended September 30, 2024, respectively. As of September 30, 2024, there were approximately 720,463 common units that may yet be purchased under the repurchase program.

On September 1, 2024, the Company entered into a purchase agreement with Hale Partnership Fund, L.P. and related parties (the "Hale Entities") pursuant to which the Company purchased an aggregate of 1,267,803 Common Units from the Hale Entities for an aggregate purchase price of $63,390. This agreement was approved by the Company’s Board of Directors outside of the Repurchase Program.

Preferred Units Repurchase Program

On February 2, 2024, the Board of SPH GP approved the repurchase of up to 400,000 of the SPLP Preferred Units. For the nine months ended September 30, 2024, the Company repurchased 76,146, SPLP Preferred Units for $1,830. The Company did not repurchase any SPLP Preferred Units during the three months ended September 30, 2024.

Additional Non-GAAP Financial Measures

Adjusted EBITDA was $75,953 for the three months ended September 30, 2024, as compared to $44,464 for the same period of 2023. Adjusted EBITDA increased by $31,489 for the three months ended September 30, 2024. The increase for the three month period was primarily due to 1) higher profit at the Financial Service segment, resulting from higher revenue impact and lower credit loss provisions, partially offset by higher finance interest and higher personnel costs; and 2) higher operating income at the Diversified Industrial segment, primarily driven by higher net sales. These increases were partially offset by lower operating income impact at the Energy segment primarily resulting from lower rig hours. For the three months ended September 30, 2024, adjusted free cash flow was $34,338, as compared to $85,536 for the same period in 2023. Lower adjusted free cash flow from the 2024 period was primarily driven by higher working capital usage and capital expenditures, partially offset by higher Adjusted EBITDA.

Adjusted EBITDA was $218,320 for the nine months ended September 30, 2024, as compared to $181,201 for the same period of 2023. Adjusted EBITDA increased by $37,119 for the nine months ended September 30, 2024. The increase for the nine month period was primarily due to: 1) higher profit at the Financial Service segment, resulting from higher revenue impact and lower credit loss provisions, partially offset by higher finance interest and higher personnel costs; 2) favorable impact of the consolidated Supply Chain segment; and 3) higher operating income at the Diversified Industrial segment, resulting from higher net sales. These increases were partially offset by lower operating income impact at the Energy segment primarily resulting from lower rig hours. For the nine months ended September 30, 2024, adjusted free cash flow was $96,796, as compared to $148,393 for the same period in 2023. Lower adjusted free cash flow from the 2024 period was primarily driven by higher usage of working capital and capital expenditures, partially offset by higher Adjusted EBITDA.

Liquidity and Capital Resources

As of September 30, 2024, the Company had approximately $470,000 in availability under its senior credit agreement, as well as $246,014 in cash and cash equivalents, excluding WebBank cash, and approximately $78,329 in long-term investments.

As of September 30, 2024, total debt was $120,171, a decrease of approximately $71,200, as compared to December 31, 2023. As of September 30, 2024, net cash totaled $5,909, a decrease of approximately $50,467, as compared to December 31, 2023, primarily due to treasury stock purchase and higher capital expenditures in Q3 2024. Total leverage (as defined in the Company's senior credit agreement) was approximately 1.0x as of September 30, 2024 versus 1.5x as of December 31, 2023.

About Steel Partners Holdings L.P.

Steel Partners Holdings L.P. (www.steelpartners.com) is a diversified global holding company that owns and operates businesses and has significant interests in various companies, including diversified industrial products, energy, defense, supply chain management and logistics, banking and youth sports. At Steel Partners, our culture and core values of Teamwork, Respect, Integrity, and Commitment guide our Kids First purpose, which is to forge a path of success for the next generation by instilling values, building character, and teaching life lessons through sports.

(Financial Tables Follow)

Consolidated Balance Sheets

	(Unaudited)
(in thousands, except common units)	September 30, 2024	December 31, 2023
ASSETS
Current assets:
Cash and cash equivalents	$388,124	$577,928
Trade and other receivables - net of allowance for doubtful accounts of $1,348 and $2,481, respectively	240,473	216,429
Loans receivable, including loans held for sale of $653,219 and $868,884, respectively, net	1,430,323	1,582,536
Inventories, net	210,714	202,294
Prepaid expenses and other current assets	48,311	48,169
Total current assets	2,317,945	2,627,356
Long-term loans receivable, net	236,603	386,072
Goodwill	145,958	148,838
Other intangible assets, net	101,555	114,177
Deferred tax assets	81,397	581
Other non-current assets	328,423	341,465
Property, plant and equipment, net	278,882	253,980
Operating lease right-of-use assets	64,983	76,746
Long-term investments	78,329	41,225
Total Assets	$3,634,075	$3,990,440
LIABILITIES AND CAPITAL
Current liabilities:
Accounts payable	$154,643	$131,922
Accrued liabilities	98,868	117,943
Deposits	1,475,481	1,711,585
Other current liabilities	91,589	103,682
Total current liabilities	1,820,581	2,065,132
Long-term deposits	258,780	370,107
Long-term debt	120,104	191,304
Other borrowings	2,068	15,065
Preferred unit liability	155,065	154,925
Accrued pension liabilities	43,198	46,195
Deferred tax liabilities	35,073	18,353
Long-term operating lease liabilities	52,094	61,790
Other non-current liabilities	63,439	62,161
Total Liabilities	2,550,402	2,985,032
Commitments and Contingencies
Capital:
Partners' capital common units: 19,183,332 and 21,296,067 issued and outstanding (after deducting 20,626,267 and 18,367,307 units held in treasury, at cost of $434,367 and $329,297), respectively	1,164,004	1,079,853
Accumulated other comprehensive loss	(121,147)	(121,223)
Total Partners' Capital	1,042,857	958,630
Noncontrolling interests in consolidated entities	40,816	46,778
Total Capital	1,083,673	1,005,408
Total Liabilities and Capital	$3,634,075	$3,990,440

Consolidated Statements of Operations (unaudited)

(in thousands, except common units and per common unit data)	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Revenue:
Diversified Industrial net sales	$318,642	$299,098	$945,576	$918,570
Energy net revenue	40,266	46,742	109,182	145,220
Financial Services revenue	113,027	106,405	338,575	304,570
Supply Chain revenue	48,488	40,009	136,595	70,190
Total revenue	520,423	492,254	1,529,928	1,438,550
Costs and expenses:
Cost of goods sold	295,577	283,285	872,929	833,977
Selling, general and administrative expenses	137,310	124,934	412,301	376,252
Asset impairment charge	530	—	530	329
Finance interest expense	22,648	22,371	69,697	54,494
Provision for credit losses	7,085	36,969	10,159	47,979
Interest expense	1,993	4,115	5,074	15,934
Realized and unrealized losses (gains) on securities, net	2,060	(8,665)	(2,994)	(6,151)
Other expense (income), net	123	(801)	(2,489)	(5,806)
Total costs and expenses	467,326	462,208	1,365,207	1,317,008
Income from operations before income taxes and equity method investments	53,097	30,046	164,721	121,542
Income tax provision (benefit)	16,224	(981)	(31,906)	(1,707)
Loss of associated companies, net of taxes	—	3,140	7	11,944
Net income	36,873	27,887	196,620	111,305
Net income attributable to noncontrolling interests in consolidated entities	(457)	(2,315)	(9,635)	(1,737)
Net income attributable to common unitholders	$36,416	$25,572	$186,985	$109,568
Net income per common unit - basic
Net income attributable to common unitholders	$1.83	$1.20	$9.19	$5.10
Net income per common unit - diluted
Net income attributable to common unitholders	$1.65	$1.14	$8.02	$4.68
Weighted-average number of common units outstanding - basic	19,929,713	21,298,871	20,338,033	21,495,689
Weighted-average number of common units outstanding - diluted	23,985,875	25,081,210	24,470,418	25,360,324

Consolidated Statements of Cash Flows (unaudited)

(in thousands)	Nine Months Ended September 30,
	2024	2023
Cash flows from operating activities:
Net income	$196,620	$111,305
Adjustments to reconcile net income from operations to net cash (used in) provided by operating activities:
Provision for credit losses	10,159	47,979
Loss of associated companies, net of taxes	7	11,944
Realized and unrealized gains on securities, net	(2,994)	(6,151)
Derivative gains on economic interests in loans	(4,187)	(3,762)
Non-cash pension expense	4,199	8,948
Deferred income taxes	(65,224)	(30,390)
Depreciation and amortization	43,839	41,433
Non-cash lease expense	17,342	12,710
Equity-based compensation	1,668	1,007
Asset impairment charges	530	329
Other	1,317	2,193
Net change in operating assets and liabilities:
Trade and other receivables	(24,479)	(12,999)
Inventories	(8,243)	6,241
Prepaid expenses and other assets	2,544	(1,038)
Accounts payable, accrued and other liabilities	(20,590)	(4,689)
Net decrease (increase) in loans held for sale	215,665	(173,385)
Net cash provided by operating activities	$368,173	$11,675
Cash flows from investing activities:
Purchases of investments	(50,706)	(204,611)
Proceeds from sales of investments	13,788	207,893
Proceeds from maturities of investments	16,832	41,058
Principal repayment on Steel Connect Convertible Note	—	1,000
Loan originations, net of collections	76,790	(242,667)
Purchases of property, plant and equipment	(55,712)	(36,667)
Proceeds from sale of property, plant and equipment	1,501	490
Increase in cash upon consolidation of Steel Connect	—	65,896
Other	(181)	(1,084)
Net cash provided by (used in) investing activities	$2,312	$(168,692)
Cash flows from financing activities:
Net revolver (repayments) borrowings	(71,149)	6,910
Repayments of term loans	(51)	(51)
Purchases of the Company's common units	(105,070)	(19,727)
Purchases of the Company's preferred units	(1,830)	—
Net decrease in other borrowings	(10,528)	(21,277)
Distribution to preferred unitholders	(7,139)	(7,225)
Purchase of subsidiary shares from noncontrolling interests	(16,181)	(2,784)
Tax withholding related to vesting of restricted units	(1,059)	(433)
Net (decrease) increase in deposits	(347,430)	531,006
Net cash (used in) provided by financing activities	$(560,437)	$486,419
Net change for the period	(189,952)	329,402
Effect of exchange rate changes on cash and cash equivalents	148	(1,701)
Cash, cash equivalents and restricted cash at beginning of period	577,928	234,448
Cash, cash equivalents and restricted cash at end of period	$388,124	$562,149

Supplemental Balance Sheet Data (September 30, 2024 unaudited)

(in thousands, except common and preferred units)	September 30,	December 31,
	2024	2023
Cash and cash equivalents	$388,124	$577,928
WebBank cash and cash equivalents	142,110	170,286
Cash and cash equivalents, excluding WebBank	$246,014	$407,642
Common units outstanding	19,183,332	21,296,067
Preferred units outstanding	6,345,982	6,422,128

Supplemental Non-GAAP Disclosures

Adjusted EBITDA Reconciliation:	(Unaudited)
(in thousands)	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Net income	$36,873	$27,887	$196,620	$111,305
Income tax provision (benefit)	16,224	(981)	(31,906)	(1,707)
Income before income taxes	53,097	26,906	164,714	109,598
Add (Deduct):
Loss of associated companies, net of taxes	—	3,140	7	11,944
Realized and unrealized losses (gains) on securities, net	2,060	(8,665)	(2,994)	(6,151)
Interest expense	1,993	4,115	5,074	15,934
Depreciation	10,728	10,255	31,000	29,222
Amortization	4,268	4,438	12,839	12,211
Asset impairment charge	530	—	530	329
Non-cash pension expense	1,399	2,979	4,199	8,948
Non-cash equity-based compensation	743	599	1,612	1,007
Other items, net	1,135	697	1,339	(1,841)
Adjusted EBITDA	$75,953	$44,464	$218,320	$181,201

Total revenue	$520,423	$492,254	$1,529,928	$1,438,550
Adjusted EBITDA margin	14.6%	9.0%	14.3%	12.6%

Net Cash Reconciliation:	(Unaudited)
(in thousands)	September 30,	December 31,
	2024	2023
Total debt	$(120,171)	$(191,371)
Accrued pension liabilities	(43,198)	(46,195)
Preferred unit liability	(155,065)	(154,925)
Cash and cash equivalents, excluding WebBank	246,014	407,642
Long-term investments	78,329	41,225
Net cash	$5,909	$56,376

Adjusted Free Cash Flow Reconciliation:	(Unaudited)
(in thousands)	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Net cash provided by operating activities	$101,758	$66,186	$368,173	$11,675
Purchases of property, plant and equipment	(37,349)	(13,116)	(55,712)	(36,667)
Net (decrease) increase in loans held for sale	(30,071)	32,466	(215,665)	173,385
Adjusted free cash flow	$34,338	$85,536	$96,796	$148,393

Segment Results (unaudited)

(in thousands)	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Revenue:
Diversified Industrial	$318,642	$299,098	$945,576	$918,570
Energy	40,266	46,742	109,182	145,220
Financial Services	113,027	106,405	338,575	304,570
Supply Chain	$48,488	$40,009	$136,595	$70,190
Total revenue	$520,423	$492,254	$1,529,928	$1,438,550

Income (loss) before interest expense and income taxes:
Diversified Industrial	$26,346	$14,756	$66,175	$61,015
Energy	3,466	5,968	8,149	15,239
Financial Services	23,945	(2,588)	80,846	48,246
Supply Chain	2,637	4,011	8,870	5,846
Corporate and other	(1,304)	8,874	5,748	(4,814)
Income before interest expense and income taxes:	55,090	31,021	169,788	125,532
Interest expense	1,993	4,115	5,074	15,934
Income tax provision (benefit)	16,224	(981)	(31,906)	(1,707)
Net income	$36,873	$27,887	$196,620	$111,305

Loss of associated companies, net of taxes:
Corporate and other	$—	$3,140	$7	$11,944
Total	$—	$3,140	$7	$11,944

Segment depreciation and amortization:
Diversified Industrial	$10,604	$10,257	$31,743	$30,333
Energy	2,161	2,740	6,482	7,732
Financial Services	233	205	620	630
Supply Chain	1,450	1,324	4,145	2,234
Corporate and other	548	167	849	504
Total depreciation and amortization	$14,996	$14,693	$43,839	$41,433

Segment Adjusted EBITDA:
Diversified Industrial	$39,988	$33,581	$105,222	$100,370
Energy	5,965	7,971	14,035	22,517
Financial Services	24,218	(4,412)	81,526	47,573
Supply Chain	4,266	5,935	13,594	8,806
Corporate and other	1,516	1,389	3,943	1,935
Total Adjusted EBITDA	$75,953	$44,464	$218,320	$181,201

Note Regarding Use of Non-GAAP Financial Measurements

The financial data contained in this press release includes certain non-GAAP financial measurements as defined by the SEC, including "Adjusted EBITDA," "Adjusted EBITDA Margin," "Net Cash" and "Adjusted Free Cash Flow." The Company is presenting these non-GAAP financial measurements because it believes that these measures provide useful information to investors about the Company's business and its financial condition. The Company defines Adjusted EBITDA as net income or loss from continuing operations before the effects of income or loss from investments in associated companies and other investments held at fair value, interest expense, taxes, depreciation and amortization, non-cash pension expense or income, and realized and unrealized gains or losses on securities, and excludes certain non-recurring and non-cash items. The Company defines Adjusted EBITDA margin as Adjusted EBITDA as a percentage of revenue. The Company defines Net Cash as the sum of total debt, accrued pension liabilities and preferred unit liability, less the sum of cash and cash equivalents (excluding those used in WebBank's banking operations), and long-term investments. The Company defines Adjusted Free Cash Flow as net cash provided by or used in operating activities of continuing operations less the sum of purchases of property, plant and equipment, and net increases or decreases in loans held for sale. The Company believes these measures are useful to investors because they are measures used by the Company's Board of Directors and management to evaluate its ongoing business, including in internal management reporting, budgeting and forecasting processes, in comparing operating results across the business, as internal profitability measures, as components in assessing liquidity and evaluating the ability and the desirability of making capital expenditures and significant acquisitions, and as elements in determining executive compensation.

However, the measures are not measures of financial performance under generally accepted accounting principles in the U.S. ("U.S. GAAP"), and the items excluded from these measures are significant components in understanding and assessing financial performance. Therefore, these non-GAAP financial measurements should not be considered substitutes for net income or loss, total debt, or cash flows from operating, investing or financing activities. Because Adjusted EBITDA is calculated before recurring cash charges, including realized losses on investments, interest expense, and taxes, and is not adjusted for capital expenditures or other recurring cash requirements of the business, it should not be considered as a measure of discretionary cash available to invest in the growth of the business. There are a number of material limitations to the use of Adjusted EBITDA as an analytical tool, including the following:

•Adjusted EBITDA does not reflect the Company's tax provision or the cash requirements to pay its taxes;
•Adjusted EBITDA does not reflect income or loss from the Company's investments in associated companies and other investments held at fair value;
•Adjusted EBITDA does not reflect the Company's interest expense;
•Although depreciation and amortization are non-cash expenses in the period recorded, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect the cash requirements for such replacement;
•Adjusted EBITDA does not reflect the Company's net realized and unrealized gains and losses on its investments;
•Adjusted EBITDA does not include non-cash charges for pension expense and equity-based compensation;
•Adjusted EBITDA does not include amounts related to noncontrolling interests in consolidated entities;
•Adjusted EBITDA does not include certain other non-recurring and non-cash items; and
•Adjusted EBITDA does not include the Company's discontinued operations.

In addition, Net Cash assumes the Company's cash and cash equivalents (excluding those used in WebBank's banking operations), marketable securities and long-term investments are immediately convertible in cash and can be used to reduce outstanding debt without restriction at their recorded fair value, while Adjusted Free Cash Flow excludes net increases or decreases in loans held for sale, which can vary significantly from period-to-period since these loans are typically sold after origination and thus represent a significant component in WebBank's operating cash flow requirements.

The Company compensates for these limitations by relying primarily on its U.S. GAAP financial measures and using these measures only as supplemental information. The Company believes that consideration of Adjusted EBITDA, Adjusted EBITDA Margin, Net Cash and Adjusted Free Cash Flow, together with a careful review of its U.S. GAAP financial measures, is a well-informed method of analyzing SPLP. Because Adjusted EBITDA, Adjusted EBITDA Margin, Net Cash and Adjusted Free Cash Flow are not measurements determined in accordance with U.S. GAAP and are susceptible to varying calculations, Adjusted EBITDA, Adjusted EBITDA Margin, Net Cash and Adjusted Free Cash Flow, as presented, may not be comparable to other similarly titled measures of other companies.

Forward-Looking Statements

This press release contains certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that reflect SPLP's current expectations and projections about its future results, performance, prospects and opportunities. SPLP identifies these forward-looking statements by using words such as "expect," "anticipate," "intend," "plan," "believe," "seek," "estimate," and similar expressions, including but not limited to, the Company's expectations regarding its ability to deliver shareholder value and build momentum across the business. These forward-looking statements are only predictions based upon the Company's current expectations and projections about future events, and are based on information currently available to the Company and are subject to risks, uncertainties, and other factors that could cause its actual results, performance, prospects, or opportunities in 2024 and beyond to differ materially from those expressed in, or implied by, these forward-looking statements. These factors include, without limitation: disruptions to the Company's business as a result of economic downturns; the negative impact of inflation and supply chain disruptions; the significant volatility of crude oil and commodity prices, including from the ongoing Russia-Ukraine war or the disruptions caused by the ongoing conflict between Israel and Hamas; the effects of rising interest rates; the Company's subsidiaries' sponsor defined pension plans, which could subject the Company to future cash flow requirements; the ability to comply with legal and regulatory requirements, including environmental, health and safety laws and regulations, banking regulations and other extensive requirements to which the Company and its businesses are subject; risks associated with the Company’s wholly-owned subsidiary, WebBank, as a result of its Federal Deposit Insurance Corporation ("FDIC") status, highly-regulated lending programs, and capital requirements; the ability to meet obligations under the Company's senior credit facility through future cash flows or financings; the risk of recent events affecting the financial services industry, including the closures or other failures of several large banks; the risk of management diversion, increased costs and expenses, and impact on profitability in connection with the Company's business strategy to make acquisitions, including in connection with the Company's recent majority investment in the Supply Chain segment; the impact of losses in the Company's investment portfolio; the Company's ability to protect its intellectual property rights and obtain or retain licenses to use others' intellectual property on which the Company relies; the Company's exposure to risks inherent to conducting business outside of the U.S.; the impact of any changes in U.S. trade policies; the adverse impact of litigation or compliance failures on the Company's profitability; a significant disruption in, or breach in security of, the Company's technology systems or protection of personal data; the loss of any significant customer contracts; the Company's ability to maintain effective internal control over financial reporting; the rights of unitholders with respect to voting and maintaining actions against the Company or its affiliates; potential conflicts of interest arising from certain interlocking relationships amount us and affiliates of the Company's Executive Chairman; the Company's dependence on the Manager and impact of the management fee on the Company's total partners’ capital; the impact to the development of an active market for the Company's units due to transfer restrictions and other factors; the Company's tax treatment and its subsidiaries’ ability to fully utilize their tax benefits; the potential negative impact on our operations of changes in tax rates, laws or regulations, including U.S. government tax reform; the loss of essential employees; and other risks detailed from time to time in filings we make with the SEC. These statements involve significant risks and uncertainties, and no assurance can be given that the actual results will be consistent with these forward-looking statements. Investors should read carefully the factors described in the "Risk Factors" section of the Company's filings with the SEC, including the Company's Form 10-K for the year ended December 31, 2023 and subsequent quarterly reports on Form 10-Q and annual reports on Form 10-K, for information regarding risk factors that could affect the Company's results. Any forward-looking statement made in this press release speaks only as of the date hereof, and investors should not rely upon forward-looking statements as predictions of future events. Except as otherwise required by law, the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances, or any other reason.

Investor Relations Contact

Jennifer Golembeske
212-520-2300
jgolembeske@steelpartners.com